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As filed with the Securities and Exchange Commission on August 28, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cephalon, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	23-2484489
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

145 Brandywine Parkway
West Chester, PA 19380
(610) 344-0200
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

John E. Osborn, Esquire
Senior Vice President, General Counsel and Secretary
Cephalon, Inc.
145 Brandywine Parkway
West Chester, PA 19380
(610) 344-0200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Richard A. Silfen, Esquire
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
(215) 963-5000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Zero Coupon Convertible Subordinated Notes due June 15, 2003, First Putable June 15, 2008	$375,000,000	100%(2)	$375,000,000	$60,675

Zero Coupon Convertible Subordinated Notes due June 15, 2003, First Putable June 15, 2010	$375,000,000	100%(2)	$375,000,000

Common Stock, par value $.01 per share(3)	12,939,674 shares(4)	—(5)	—(5)	—(5)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).
(2)
The notes will not accrete interest.
(3)
Each share of the registrant's common stock includes one preferred share purchase right pursuant to the Amended and Restated Rights Agreement dated January 1, 1999 between Cephalon, Inc. and StockTrans, Inc., as Rights Agent, as amended on July 31, 2000.
(4)
Such number represents the number of shares of common stock initially issuable upon conversion of the notes registered hereby at a conversion rate of 16.8067 shares per $1,000 principal amount of zero coupon convertible subordinated notes due June 15, 2003, first putable June 15, 2008, and of 17.6991 shares per $1,000 principal amount of zero coupon convertible subordinated notes due June 15, 2003, first putable June 15, 2010, and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, such indeterminable number of shares of common stock as may be issued from time to time upon conversion of the notes by reason of adjustment of the conversion price as a result of stock splits, stock dividends and similar anti-dilution provisions.
(5)
No additional consideration will be received for the common stock and, therefore, no registration fee is required pursuant to Rule 457(i).

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 28, 2003

The information in this prospectus is not complete and may be changed. The selling ssecurityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$375,000,000 ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE JUNE 15, 2033
FIRST PUTABLE JUNE 15, 2008

$375,000,000 ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE JUNE 15, 2003
FIRST PUTABLE JUNE 15, 2010

12,939,674 SHARES OF COMMON STOCK

        This prospectus relates to up to $375,000,000 zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2008 (the "2008 notes"), $375,000,000 zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2010 (the "2010 notes" and, together with the 2008 notes, the "notes"), and 12,939,674 shares of our common stock that may be issuable upon conversion of the notes. Under this prospectus, the selling securityholders referenced in this prospectus, or in any prospectus supplements, may offer and sell the notes and the common stock issued upon conversion of the notes.

        The notes:

  •
  were issued under and are governed by an indenture dated June 11, 2003 between us and the trustee, U.S. Bank National Association;

  •
  are convertible into our common stock upon the occurrence of certain events described in this prospectus, as follows: the 2008 notes at a conversion price of $59.50 per share and the 2010 notes at a conversion price of $56.50 per share, both conversion prices being subject to certain adjustments;

  •
  are unsecured obligations;

  •
  are subordinated to our senior indebtedness and rank equally with our 2 1/2% convertible subordinated notes due 2006 and 3 7/8% convertible notes due 2007;

  •
  are redeemable by us as follows: the 2008 notes on or after June 15, 2008 and the 2010 notes on or after June 15, 2010; and

  •
  may be required to be repurchased by us if a change of control occurs.

        We are registering the notes and the common stock issuable upon conversion of the notes to provide the selling securityholders with registered securities, but this does not necessarily mean that the selling securityholders will offer or sell the notes or the common stock issuable upon conversion of the notes. We are filing the registration statement of which this prospectus is a part pursuant to contractual obligations. We will not receive any of the proceeds from the sale of any notes or common stock by the selling securityholders, but will incur expenses in connection with the offering.

        The selling securityholders may offer and sell the notes, and the common stock issuable upon conversion of the notes, from time to time directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement which will accompany this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

        Our common stock is quoted on The Nasdaq National Market under the symbol "CEPH." The notes are eligible for trading in The Portalsm Market, a subsidiary of The Nasdaq Stock Market, Inc.

        The last reported closing price of our common stock on August 25, 2003 was $43.62 per share.

        Investing in the securities offered by this prospectus involves risks. You should read this prospectus carefully before you invest. Please refer to the "Risk Factors" section beginning on page 6 of this prospectus for a discussion of the material risks involved in investing in the notes and the common stock issued upon conversion of the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                             , 2003.

i

SUMMARY

        The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including the "Risk Factors" section and the other information incorporated by reference in this prospectus, before making a decision to invest in the notes or our common stock.

The Company

        Cephalon is an international biopharmaceutical company dedicated to the discovery, development and marketing of products to treat sleep disorders, neurological and psychiatric disorders, cancer and pain. In addition to conducting an active research and development program, we market three products in the United States and a number of products in various countries throughout Europe.

        Our corporate and research and development headquarters are in West Chester, Pennsylvania, and we have offices in Salt Lake City, Utah, France, the United Kingdom, Germany and Switzerland. We operate manufacturing facilities in France for the production of modafinil, which is the active drug substance in PROVIGIL® (modafinil) tablets [C-IV]. We also operate manufacturing facilities in Salt Lake City, Utah for the production of ACTIQ® (oral transmucosal fentanyl citrate) [C-II] for distribution and sale in the European Union and, beginning in the second quarter of 2003, the United States.

        Our three biggest products in terms of product sales, PROVIGIL, ACTIQ and GABITRIL® (tiagabine hydrochloride), comprised approximately 84% of our total worldwide net product sales for the six months ended June 30, 2003. The majority of PROVIGIL, ACTIQ and GABITRIL sales are in the U.S. market. Outside the United States, our commercial activities are concentrated primarily in France, the United Kingdom and Germany. The following table summarizes the major markets for our three most significant products:

PRODUCT	BRAND NAME	COUNTRY	INDICATION

Modafinil	PROVIGIL®	United States; Republic of Ireland; Italy	Excessive daytime sleepiness associated with narcolepsy
		United Kingdom	Excessive daytime sleepiness associated with narcolepsy and with obstructive sleep apnea/hypopnea syndrome
	MODIODAL®	France	Narcolepsy with or without cataplexy; idiopathic hypersomnia
	VIGIL®	Germany	Narcolepsy with or without cataplexy
	MODASOMIL®	Austria; Switzerland	Narcolepsy with or without cataplexy

Oral transmucosal fentanyl citrate	ACTIQ®	United States; Germany; Ireland; France; United Kingdom	Management of breakthrough cancer pain in patients with malignancies who are opioid tolerant

Tiagabine hydrochloride	GABITRIL®	United States; France; United Kingdom; Republic of Ireland; Germany; Austria; Switzerland	Partial seizures associated with epilepsy

        In addition to clinical programs focused on our marketed products, we have significant research programs that seek to discover and develop treatments for neurological and oncological disorders. Our technology principally focuses on an understanding of kinases and the role they play in cellular survival and proliferation. We have coupled this knowledge with a library of active, selective, small molecule inhibitors of kinases that allows us to intervene in these processes. This technology base has resulted in three molecules that are currently in clinical development. With respect to neurology, we have a program with a molecule, CEP-1347, that has entered into a Phase 2/3 clinical trial for the treatment of patients with early stage Parkinson's disease. In the cancer area, we have a program with a lead molecule, CEP-701, and have completed Phase 2 studies with this molecule to study its effect in patients refractory to other therapies and suffering from prostate cancer, pancreatic cancer and acute myeloid leukemia (AML). In early studies in prostate cancer and AML we observed positive signals from the use of CEP-701, although the treatment effect seen was not sufficient to justify continued studies as monotherapy in refractory patients. We are initiating additional studies with earlier stage patients and in combination with other therapies. Additionally, we are conducting a Phase 1 clinical study with another molecule, CEP-7055, for the treatment of solid tumors. As part of our corporate strategy, we often seek to share the risk of our research and development activities with corporate partners and, to that end, we have entered into agreements to share the costs of developing and/or commercializing certain of these molecules.

        We are a Delaware corporation with our principal executive offices located at 145 Brandywine Parkway, West Chester, Pennsylvania, 19380. Our telephone number is (610) 344-0200 and our web site address is www.cephalon.com. We make available free of charge through the Investor Relations section of our web site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. We include our web site address in this document only as an inactive textual reference and do not intend it to be an active link to our web site.

Securities to be Offered

        This prospectus relates to the offer and sale by the selling securityholders referenced in this prospectus of the following securities:

  •
  $375,000,000 zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2008;

  •
  $375,000,000 zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2010; and

  •
  12,939,674 shares of our common stock issuable upon conversion of the notes.

        We issued and sold the notes in June 2003 to Credit Suisse First Boston LLC, CIBC World Markets Corp., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, SG Cowen Securities Corporation, ABN AMRO Rothschild LLC, Citigroup Global Markets Inc., and Lehman Brothers Inc., collectively referred to in this prospectus as the initial purchasers, in transactions that were exempt from the registration requirements of the Securities Act of 1933. The initial purchasers reasonably believed that the persons to whom they resold the notes were "qualified institutional buyers", as defined in Rule 144A under the Securities Act.

        The following is a summary of the material terms of the securities offered under this prospectus.

Securities offered	$375,000,000 aggregate principal amount of zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2008; $375,000,000 aggregate principal amount of zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2010; and the common stock issuable upon conversion of the notes.
Interest
The interest rate on the notes will be zero unless specified defaults under the registration rights agreement occur. See "Description of the Notes—Registration Rights." The notes will not accrete interest.
Maturity	June 15, 2033.
Conversion
The 2008 notes will be convertible into shares of our common stock, subject to the conditions described below, at an initial conversion price of $59.50 per share, subject to adjustments for certain events. The initial conversion price is equivalent to a conversion rate of approximately 16.8067 shares per $1,000 principal amount of 2008 notes. The 2010 notes will be convertible into shares of our common stock, subject to the conditions described below, at an initial conversion price of $56.50 per share, subject to adjustment for certain events. The initial conversion price is equivalent to a conversion rate of approximately 17.6991 shares per $1,000 principal amount of the 2010 notes. Holders may surrender their notes for conversion, if any of the following conditions is satisfied:
•
if the closing sale price of our common stock on the trading day prior to the date of surrender is more than 120% of the conversion price per share of our common stock on the trading day prior to the date of surrender;
• if we have called the notes for redemption;
•
if the average of the trading prices of the notes for any five consecutive trading day period is less than 100% of the average of the conversion values of the notes during that period; provided, however, that no notes may be converted based on the satisfaction of this condition during the six-month period immediately preceding each specified date on which the holders may require us to repurchase their notes (for example, with respect to the June 15, 2008 put date for the 2008 notes, the 2008 notes may not be converted from December 15, 2007 to June 15, 2008); or
• if we make certain significant distributions to holders of our common stock or we enter into specified corporate transactions.
See "Description of the Notes—Conversion of Notes."

Optional redemption
We may redeem for cash all or part of the 2008 notes on June 15, 2008 and all or part of the 2010 notes on June 15, 2010, in each case at a price equal to 100.25% of the principal amount of the notes being redeemed. After June 15, 2008, we may redeem for cash all or part of the 2008 notes, and after June 15, 2010, we may redeem for cash all or part of the 2010 notes on or after June 15, 2010, in each case at a price equal to 100% of the principal amount of the notes being redeemed. See "Description of the Notes—Optional Redemption."
Purchase at holder's option on specified dates
You may require us to repurchase all or part of your 2008 notes for cash on June 15, 2008, and all or part of your 2010 notes on June 15, 2010, at a price equal to 100.25% of the principal amount of the notes being repurchased. In addition, you may require us to repurchase all or part of your 2008 notes for cash on June 15, 2013, June 15, 2018, June 15, 2023 and June 15, 2028 and all or part of your 2010 notes for cash on June 15, 2015, June 15, 2020, June 15, 2025 and June 15, 2030, in each case at a price equal to 100% of the principal amount of your notes. See "Description of the Notes—Purchase of Notes at Your Option on Specified Dates."
Purchase at holder's option upon a change in control
You may require us to purchase your notes, upon the occurrence of a change in control, in cash at 100% of the principal amount of the notes. See "Description of the Notes—Purchase of Notes at Your Option upon a Change in Control."
Ranking
The notes will be subordinated to our senior indebtedness. As of June 30, 2003, on a pro forma basis giving effect to the redemption of the remaining portion of our 5 1/4% convertible subordinated notes and the repurchase of $12.0 million of our 3 7/8% convertible subordinated notes, both of which occurred in July 2003, we had outstanding approximately $35.0 million of senior indebtedness and $643 million of convertible notes that rank equally with the notes. The terms of the indenture under which the notes have been issued do not limit our ability to incur additional indebtedness, senior or otherwise.
Use of proceeds	We will not receive any proceeds from the sale by the selling shareholders of the notes or the common shares being offered by this prospectus. See "Use of Proceeds."
Registration rights
We have filed with the SEC a shelf registration statement, of which this prospectus is a part, for the resale of the notes and the common stock issuable upon conversion of the notes. We have agreed to keep the shelf registration statement effective for a period of two years from the effective date of the registration statement of which this prospectus is a part, or the such shorter period that will terminate when all of the securities covered by this prospectus have been sold or may be sold pursuant to Rule 144(k) of the Securities Act. We have agreed to pay interest amounts to the holders of the notes or the common stock issuable upon conversion if we do not comply with these registration obligations.

Trading	The notes are eligible for trading in PORTAL. Our common stock is traded on The Nasdaq National Market under the symbol "CEPH."

        Cephalon, the tagline and the "C" logo, as well as ACTIQ, GABITRIL, PROVIGIL, MODIODAL, FONZYLANE, VIGIL and MODASOMIL are trademarks of Cephalon, Inc. or its subsidiaries, registered or otherwise, in the U.S. and certain other countries. "®" indicates U.S. trademark registration. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

RISK FACTORS

        An investment in the securities offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors in addition to the remainder of this prospectus, including the information incorporated by reference, before making an investment decision.

Risks Related to Our Business

A significant portion of our revenues is derived from U.S. sales of our three largest products, and our future success will depend on the continued acceptance and growth of these products.

        For the year ended December 31, 2002, approximately 80% of our total worldwide net product sales were derived from sales of PROVIGIL, ACTIQ and GABITRIL. We cannot be certain that these products will continue to be accepted in their markets. Specifically, the following factors, among others, could affect the level of market acceptance of PROVIGIL, ACTIQ and GABITRIL:

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  the perception of the healthcare community of their safety and efficacy, both in an absolute sense and relative to that of competing products;

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  the effectiveness of our sales and marketing efforts;

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  any unfavorable publicity regarding these products or similar products;

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  the price of the product relative to other competing drugs or treatments;

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  any changes in government and other third-party payer reimbursement policies and practices; and

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  regulatory developments affecting the manufacture, marketing or use of these products.

        Any material adverse developments with respect to the sale or use of ACTIQ, GABITRIL and PROVIGIL could significantly reduce our product revenues and have a material adverse effect on our ability to generate net income and positive net cash flow from operations.

We may be unsuccessful in our efforts to expand the number and scope of authorized uses of PROVIGIL or GABITRIL, which would significantly hamper sales and earnings growth.

        The market for the approved indications of two of our three largest products is relatively small. Analysis of prescription data indicates that a significant portion of our product sales is derived from the use of these products outside of their labeled indications. As such, our future success depends on the expansion of the approved indications for PROVIGIL and GABITRIL.

        In the fourth quarter of 2002, we submitted to the FDA an sNDA for an expanded label for PROVIGIL. While the clinical studies supporting the sNDA met their primary endpoints, we cannot be sure that we will succeed in obtaining FDA approval to market PROVIGIL for a broader indication than that approved in its current label. The FDA has announced that our sNDA will be discussed by its Peripheral and Central Nervous System Drugs Advisory Committee on September 25, 2003, which is expected to make a recommendation to the FDA with respect to our application. If the FDA does not approve the sNDA it is not clear what impact this may have on physicians who currently prescribe PROVIGIL. However, the absence of an expanded label may significantly constrain the future growth of PROVIGIL.

        We also have initiated Phase 2 studies of GABITRIL in Generalized Anxiety Disorder and Post Traumatic Stress Disorder and expect to begin Phase 2 studies in insomnia in late 2003. If the results of these studies are positive, we will need to conduct additional studies before we can apply to regulatory authorities to expand the authorized uses of GABITRIL for these indications. We do not know whether these current or future studies will demonstrate safety and efficacy, or if they do, whether we will succeed in receiving regulatory approval to market GABITRIL for these or other disorders. If the results of some of these additional studies are negative, this could undermine physician and patient comfort with the product, limit its commercial success, and diminish its acceptance. Even if the results of these studies are positive, the impact on sales of GABITRIL may be minimal unless we are able to obtain FDA and foreign medical authority approval to expand the authorized uses of this product. FDA regulations limit our ability to communicate the results of additional clinical studies to patients and physicians without first obtaining regulatory approval for any expanded uses.

We may not be able to maintain adequate protection for our intellectual property or market exclusivity for certain of our products and therefore competitors may develop competing products, which could result in a decrease in sales and market share, cause us to reduce prices to compete successfully and limit our commercial success.

        We place considerable importance on obtaining patent protection for new technologies, products and processes. To that end, we file applications for patents covering the compositions or uses of our drug candidates or our proprietary processes. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal, scientific and factual questions. To date, there has emerged no consistent policy regarding breadth of claims in such companies' patents. Accordingly, the patents and patent applications relating to our products, product candidates and technologies may be challenged, invalidated or circumvented by third parties and might not protect us against competitors with similar products or technology. Patent disputes in our industry are frequent and can preclude commercialization of products. If we ultimately engage in and lose any such disputes, we could be subject to competition or significant liabilities, we could be required to enter into third party licenses or we could be required to cease using the technology or product in dispute. In addition, even if such licenses are available, the terms of any license requested by a third party could be unacceptable to us.

        The U.S. composition of matter patent for modafinil expired in 2001. We own U.S. and foreign patent rights that expire between 2014 and 2015 covering pharmaceutical compositions of modafinil and, more specifically, covering certain particle sizes contained in this pharmaceutical composition. Ultimately, these patents might be found invalid if challenged by a third party, or a potential competitor could develop a competing product or product formulation that avoids infringement of these patents. To date, the FDA has accepted four abbreviated new drug applications, or ANDAs, for pharmaceutical products containing modafinil. Each of these ANDAs contained a Paragraph IV certification in which the ANDA applicant certified that the U.S. particle-size modafinil patent covering PROVIGIL either is invalid or will not be infringed by the ANDA product. On March 28, 2003, we filed a patent infringement lawsuit in U.S. District Court in New Jersey against Teva Pharmaceuticals USA, Inc., Mylan Pharmaceuticals Inc., Ranbaxy Pharmaceuticals Inc., and Barr Laboratories, Inc. based upon the ANDAs filed by each of these companies with the FDA. The lawsuit claims infringement of our U.S. Patent No. RE37516. While we intend to vigorously defend the validity of this patent and prevent infringement, these efforts will be both expensive and time consuming and, ultimately, may not be successful. If an ANDA is approved ultimately, a competitor could begin selling a modafinil-based product upon the expiration of our FDA orphan drug exclusivity, currently in December 2005, which would significantly and negatively impact revenues from PROVIGIL. If we perform an additional clinical study of PROVIGIL in pediatric patients that is agreeable to the FDA, the FDA could grant us a six-month extension of our orphan drug exclusivity (to June 2006) and of the particle size patent term. However, we cannot be sure that we will be able to reach an agreement with the FDA with respect to an appropriate pediatric study.

        With respect to ACTIQ, we hold an exclusive license to a U.S. patent covering the currently approved compressed powder pharmaceutical composition and methods for administering fentanyl via this composition that is set to expire in September 2006, though the FDA could grant us a six-month extension of these patents if we perform an agreed upon clinical study in pediatric patients. We cannot be sure that we will be able to reach an agreement with the FDA with respect to an appropriate pediatric study. Corresponding patents in foreign countries are set to expire between 2009 and 2010. Our patent protection with respect to the ACTIQ formulation we sold prior to June 2003 will expire in May 2005. The loss of patent protection on ACTIQ, beginning in May 2005 in the United States, could significantly and negatively impact our revenues from the sale of ACTIQ.

        We also rely on trade secrets, know-how and continuing technological advancements to support our competitive position. Although we have entered into confidentiality and invention rights agreements with our employees, consultants, advisors and collaborators, these parties could fail to honor such agreements or we could be unable to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, others could independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, many of our scientific and management personnel have been recruited from other biotechnology and pharmaceutical companies where they were conducting research in areas similar to those that we now pursue. As a result, we could be subject to allegations of trade secret violations and other claims.

Manufacturing, supply and distribution problems may create supply disruptions that could result in a reduction of product sales revenue and an increase in costs of sales, and damage commercial prospects for our products.

        The manufacture, supply and distribution of pharmaceutical products, both inside and outside the United States, is highly regulated and complex. We, and the third parties we rely upon with respect to the manufacturing and distribution of our products, must comply with all applicable regulatory requirements of the FDA and foreign authorities, including current Good Manufacturing Practice regulations. In addition, we must comply with all applicable regulatory requirements of the Drug Enforcement Administration, and analogous foreign authorities for certain of our products that contain controlled substances. The facilities used to manufacture, store and distribute our products also are subject to inspection by regulatory authorities at any time to determine compliance with regulations.

        These regulations are complex, and any failure to comply with them could lead to remedial action, civil and criminal penalties and delays in production or distribution of material.

        We predominately depend on single sources for the manufacture of both the active drug substances contained in our products and for finished commercial supplies. For example:

  •
  PROVIGIL: Our manufacturing facility in France is the sole sources of the active drug substance modafinil. With respect to finished commercial supplies of PROVIGIL, we currently have one qualified manufacturer, DSM Pharmaceuticals, in Greenville, North Carolina, though we are working to qualify a second manufacturer which we expect to be on-line in late 2003.

  •
  ACTIQ: Our U.S. facility in Salt Lake City, Utah, is the sole source for the manufacture of ACTIQ.

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  GABITRIL: Abbott Laboratories manufactures finished commercial supplies of GABITRIL for the U.S. market and Sanofi-Synthelabo manufactures GABITRIL for non-U.S. markets.

  •
  Other Products: Certain of our products are manufactured at our facilities in France, with the remaining products manufactured by single source third parties.

        The process of changing or adding a manufacturer or changing a formulation requires prior FDA and/or European medical authority approval and is very time-consuming. If we are unable to manage this process effectively or if an unforeseen event occurs at any facility, we could face supply disruptions that would result in significant costs and delays, undermine goodwill established with physicians and patients, damage commercial prospects for our products and adversely affect operating results. We also rely on third parties to distribute our products, perform customer service activities and accept and process product returns.

        In April 2003, we initiated a voluntary recall of certain batches of ACTIQ that were distributed in Europe based upon our determination that some units in these batches might contain levels of fentanyl that were higher than those established in the product specifications. Following investigation, we identified the underlying cause and we believe we have taken appropriate corrective action. We have discussed the nature of the recall and our corrective action with appropriate regulatory authorities, including the FDA, have filed the necessary documentation to evidence these changes, and are manufacturing, distributing and selling ACTIQ in the United States and Europe. The recall has resulted in a reduction of sales revenue and an increase in cost of sales in the first half of 2003, with an aggregate financial impact in the amount of $2.2 million. We are not aware of any adverse events with respect to any ACTIQ product contained in any of the recalled batches.

As our products are used commercially, unintended side effects, adverse reactions or incidents of misuse may occur that could result in additional regulatory controls and reduced sales of our products.

        During research and development, the use of pharmaceutical products, such as ours, is limited principally to clinical trial patients under controlled conditions and under the care of expert physicians. The widespread commercial use of our products could produce undesirable or unintended side effects that have not been evident in our clinical trials or the relatively limited commercial use to date. In addition, in patients who take multiple medications, drug interactions could occur that can be difficult to predict. Additionally, incidents of product misuse may occur. These events, among others, could result in additional regulatory controls that could limit the circumstances under which the product is prescribed or even lead to the withdrawal of the product from the market. More specifically, ACTIQ has been approved under regulations concerning drugs with certain safety profiles, under which the FDA has established special restrictions to ensure safe use. Any violation of these special restrictions could lead to the imposition of further restrictions or withdrawal of the product from the market.

We face significant product liability risks, which may have a negative effect on our financial performance.

        The administration of drugs to humans, whether in clinical trials or commercially, can result in product liability claims whether or not the drugs are actually at fault for causing an injury. Furthermore, our products may cause, or may appear to have caused, adverse side effects (including death) or potentially dangerous drug interactions that we may not learn about or understand fully until the drug has been administered to patients for some time. As our products are used more widely and in patients with varying medical conditions, the likelihood of an adverse drug reaction, unintended side effect or incidence of misuse may increase. Product liability claims can be expensive to defend and may result in large judgments or settlements against us, which could have a negative effect on our financial performance. The costs of product liability insurance have increased dramatically in recent years, and the availability of coverage has decreased. Nevertheless, we maintain product liability insurance in amounts we believe to be commercially reasonable. Any claims could easily exceed our coverage limits. Even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with our business.

Our activities and products are subject to significant government regulations and approvals, which are often costly and could result in adverse consequences to our business if we fail to comply.

        We currently have a number of products that have been approved for sale in the United States, foreign countries or both. All of our approved products are subject to extensive continuing regulations relating to, among other things, testing, manufacturing, quality control, labeling, and promotion. The failure to comply with any rules and regulations of the FDA or any foreign medical authority, or the post-approval discovery of previously unknown problems relating to our products, could result in, among others:

  •
  fines, recalls or seizures of products;

  •
  total or partial suspension of manufacturing activities and/or product sales;

  •
  non-approval of product license applications;

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  restrictions on our ability to enter into strategic relationships; and

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  criminal prosecution.

        It is both costly and time-consuming for us to comply with these regulations. Additionally, incidents of adverse drug reactions, unintended side effects or misuse relating to our products could result in additional regulatory controls or restrictions, or even lead to withdrawal of the product from the market.

        With respect to our product candidates and for new therapeutic indications for our existing products, we conduct research, preclinical testing and clinical trials. We cannot market these product candidates or these new indications in the United States or other countries without receiving approval from the FDA or the appropriate foreign medical authority. The approval process is highly uncertain and requires substantial time, effort and financial resources. Ultimately, we may never obtain approval in a timely manner, or at all. Without these required approvals, our ability to substantially grow revenues in the future could be adversely affected.

        In addition, because PROVIGIL and ACTIQ contain active ingredients that are controlled substances, we are subject to regulation by the DEA and analogous foreign organizations relating to the manufacture, shipment, sale and use of the applicable products. These regulations also are imposed on prescribing physicians and other third parties, making the storage, transport and use of such products relatively complicated and expensive. With the increased concern for safety by the FDA and the DEA with respect to products containing controlled substances, it is possible that these regulatory agencies could impose additional restrictions on marketing or even withdrawal of regulatory approval for such products. In addition, adverse publicity may bring about rejection of the product by the medical community. If the DEA, FDA or a foreign medical authority withdrew the approval of, or placed additional significant restrictions on the marketing of any of our products, our product sales and ability to promote our products could be substantially affected.

Our product sales and related financial results will fluctuate and these fluctuations may cause our stock price to fall, especially if investors do not anticipate them.

        A number of analysts and investors who follow our stock have developed models to attempt to forecast future product sales and expenses and have established earnings expectations based upon those models. These models, in turn, are based in part on estimates of projected revenue and earnings that we disclose publicly. Forecasting future revenues is difficult, especially when there is little commercial history and when the level of market acceptance of our products is uncertain. Forecasting is further complicated by the difficulties in estimating stocking levels at pharmaceutical wholesalers and at retail pharmacies, the timing of purchases by wholesalers and retailers to replenish stock and the frequency and amount of potential product returns. As a result, it is likely that there will be significant fluctuations in revenues, which may not meet with market expectations and which also may adversely affect our stock price. There are a number of other factors that could cause our financial results to fluctuate unexpectedly, including:

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  the cost of product sales;

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  achievement and timing of research and development milestones;

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  collaboration revenues;

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  cost and timing of clinical trials;

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  marketing and other expenses; and

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  manufacturing or supply disruptions.

The efforts of government entities and third party payers to contain or reduce the costs of health care may adversely affect our sales and limit the commercial success of our products.

        In certain foreign markets, pricing or profitability of pharmaceutical products is subject to various forms of direct and indirect governmental control, including the control over the amount of reimbursements provided to the patient who is prescribed specific pharmaceutical products. For example, we are aware of government efforts in France to limit or eliminate reimbursement for certain of our products, which could impact revenues from our French operations.

        In the United States, there have been, and we expect there will continue to be, various proposals to implement similar controls. The commercial success of our products could be limited if federal or state governments adopt any such proposals. In addition, in the United States and elsewhere, sales of pharmaceutical products depend in part on the availability of reimbursement to the consumer from third party payers, such as government and private insurance plans. These third party payers increasingly challenge the prices charged for pharmaceutical products and seek to limit reimbursement levels offered to consumers for such products. These third party payers could focus their cost control efforts on our products, especially with respect to prices of and reimbursement levels for products prescribed outside their labeled indications. In these cases, their efforts could negatively impact our product sales and profitability.

We experience intense competition in our fields of interest, which may adversely affect our business.

        Large and small companies, academic institutions, governmental agencies and other public and private research organizations conduct research, seek patent protection and establish collaborative arrangements for product development in competition with us. Products developed by any of these entities may compete directly with those we develop or sell.

        The conditions that our products treat, and some of the other disorders for which we are conducting additional studies, are currently treated with several drugs, many of which have been available for a number of years or are available in inexpensive generic forms. With respect to PROVIGIL, there are several other products used for the treatment of narcolepsy in the United States, including methylphenidate products such as RITALIN® by Novartis, and in our other territories, many of which have been available for a number of years and are available in inexpensive generic forms. With respect to ACTIQ, we face competition from inexpensive oral opioid tablets and more expensive but quick-acting invasive (i.e., intravenous, intramuscular and subcutaneous) opioid delivery systems. Other technologies for rapidly delivering opioids to treat breakthrough pain are being developed, at least one of which is in clinical trials. With respect to GABITRIL, there are several products, including NEURONTIN® (gabapentin) by Pfizer, used as adjunctive therapy for the partial seizure market. Some are well-established therapies that have been on the market for several years while others have recently entered the partial seizure marketplace. In addition, several treatments for partial seizures are available in inexpensive generic forms. Thus, we need to demonstrate to physicians, patients and third party payers that the cost of our products is reasonable and appropriate in the light of their safety and efficacy, the price of competing products and the related health care benefits to the patient.

        Many of our competitors have substantially greater capital resources, research and development staffs and facilities than we have, and substantially greater experience in conducting clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. These entities represent significant competition for us. In addition, competitors who are developing products for the treatment of neurological or oncological disorders might succeed in developing technologies and products that are more effective than any that we develop or sell or that would render our technology and products obsolete or noncompetitive. Competition and innovation from these or other sources, including advances in current treatment methods, could potentially affect sales of our products negatively or make our products obsolete. Furthermore, we may be at a competitive marketing disadvantage against companies that have broader product lines and whose sales personnel are able to offer more complementary products than we can. Any failure to maintain our competitive position could adversely affect our business and results of operations.

We plan to consider and, as appropriate, make acquisitions of technologies, products and businesses, which may subject us to a number of risks and/or result in us experiencing significant charges to earnings that may adversely affect our stock price, operating results and financial condition.

        We regularly review potential acquisitions of businesses, products, product rights and technologies that are complementary to our business. As part of that review, we conduct business, legal and financial due diligence with the goal of identifying and evaluating material risks involved in any particular transaction. Despite our efforts, we may be unsuccessful in ascertaining or evaluating all such risks and, as a result, we might not realize the intended advantages of any given acquisition. We also must consolidate and integrate any acquired operations with our business. These integration efforts often take a significant amount of time, place a significant strain on our managerial, operational and financial resources and could prove to be more difficult and expensive than we predicted. If we fail to realize the expected benefits from an acquisition, whether as a result of unidentified risks, integration difficulties or otherwise, our business, results of operations and financial condition could be adversely affected.

        In addition, as a result of our efforts to acquire businesses or enter into other significant transactions, we have experienced, and will likely continue to experience, significant charges to earnings for merger and related expenses (whether or not our efforts are successful) that may include transaction costs, closure costs or acquired in-process research and development charges. These costs may include substantial fees for investment bankers, attorneys, accountants and other advisers, as well as severance and other closure costs associated with the elimination of duplicate operations and facilities. Our incurrence of these charges could adversely affect our results of operations for particular quarterly or annual periods.

The results and timing of our research and development activities, including future clinical trials are difficult to predict, subject to potential future setbacks and, ultimately, may not result in viable pharmaceutical products, which may adversely affect our business.

        In order to sustain our business, we focus substantial resources on the search for new pharmaceutical products. These activities include engaging in discovery research and process development, conducting preclinical and clinical studies and seeking regulatory approval in the United States and abroad. In all of these areas, we have relatively limited resources and compete against larger, multinational pharmaceutical companies. Moreover, even if we undertake these activities in an effective and efficient manner, regulatory approval for the sale of new pharmaceutical products remains highly uncertain because the majority of compounds discovered do not enter clinical studies and the majority of therapeutic candidates fail to show the human safety and efficacy necessary for regulatory approval and successful commercialization.

        Preclinical testing and clinical trials must demonstrate that a product candidate is safe and efficacious. The results from preclinical testing and early clinical trials may not be predictive of results obtained in subsequent clinical trials, and these clinical trials may not demonstrate the safety and efficacy necessary to obtain regulatory approval for any product candidates. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. For ethical reasons, certain clinical trials are conducted in patients having the most advanced stages of disease and who have failed treatment with alternative therapies. During the course of treatment, these patients often die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested. Such events can have a negative impact on the statistical analysis of clinical trial results.

        The completion of clinical trials of our product candidates may be delayed by many factors, including the rate of enrollment of patients. Neither we nor our collaborators can control the rate at which patients present themselves for enrollment, and the rate of patient enrollment may not be consistent with our expectations or sufficient to enable clinical trials of our product candidates to be completed in a timely manner or at all. In addition, we may not be permitted by regulatory authorities to undertake additional clinical trials for one or more of our product candidates. Even if such trials are conducted, our product candidates may not prove to be safe and efficacious or receive regulatory approvals. Any significant delays in, or termination of, clinical trials of our product candidates could impact our ability to generate product sales from these product candidates in the future.

Our research and development and marketing efforts are often dependent on corporate collaborators and other third parties who may not devote sufficient time, resources and attention to our programs, and which may limit our efforts to develop and market potential products.

        Because we have limited resources, we have entered into a number of collaboration agreements with other pharmaceutical companies, including H. Lundbeck A/S with respect to our research efforts in Parkinson's Disease, and with a number of marketing partners for our products in certain countries outside the United States. In some cases, our collaboration agreements call for our partners to control:

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  the supply of bulk or formulated drugs for use in clinical trials or for commercial use;

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  the design and execution of clinical studies;

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  the process of obtaining regulatory approval to market the product; and/or

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  marketing and selling of any approved product.

        In each of these areas, our partners may not support fully our research and commercial interests because our program may compete for time, attention and resources with the internal programs of our corporate collaborators. As such, our program may not move forward as effectively, or advance as rapidly, as it might if we had retained complete control of all research, development, regulatory and commercialization decisions. We also rely on some of these collaborators and other third parties for the production of compounds and the manufacture and supply of pharmaceutical products. Additionally, we may find it necessary from time to time to seek new or additional partners to assist us in commercializing our products, though we might not be successful in establishing any such new or additional relationships.

A portion of our revenues and expenses are subject to exchange rate fluctuations in the normal course of business that could adversely affect our reported results of operations.

        Historically, a portion of our revenues and expenses has been earned and incurred, respectively, in currencies other than the U.S. dollar. For the year ended December 31, 2002, approximately 22% of our revenues were denominated in currencies other than the U.S. dollar. We translate revenues earned and expenses incurred into U.S. dollars at the average exchange rate applicable during the relevant period. A weakening of the U.S. dollar would, therefore, increase both our revenues and expenses. Fluctuations in the rate of exchange between the U.S. dollar and the euro and other currencies may affect period-to-period comparisons of our operating results. Historically, we have not hedged our exposure to these fluctuations in exchange rates.

We are involved, or may become involved in the future, in legal proceedings that, if adversely adjudicated or settled, could materially impact our financial condition.

        As a biopharmaceutical company, we are or may become a party to litigation in the ordinary course of our business, including, among others, matters alleging employment discrimination, product liability, patent or other intellectual property rights infringement, patent invalidity or breach of commercial contract. In general, litigation claims can be expensive and time consuming to bring or defend against and could result in settlements or damages that could significantly impact results of operations and financial condition. We currently are vigorously defending ourselves against certain litigation matters. While we currently do not believe that the settlement or adverse adjudication of these lawsuits would materially impact our results of operations or financial condition, the final resolution of these matters and the impact, if any, on our results of operations, financial condition or cash flows could be material.

Our customer base is highly concentrated.

        Our principal customers are wholesale drug distributors. These customers comprise a significant part of the distribution network for pharmaceutical products in the United States. Three large wholesale distributors control a significant share of the market. For the year ended December 31, 2002, these wholesaler customers, Cardinal Health, Inc., McKesson Corporation and AmerisourceBergen Corporation, in the aggregate, accounted for 72% of our total gross product sales. The loss or bankruptcy of any of these customers could materially and adversely affect our results of operations and financial condition.

Our dependence on key executives and scientists could impact the development and management of our business.

        We are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnology industries, and we cannot be sure that we will be able to continue to attract and retain the qualified personnel necessary for the development and management of our business. Although we do not believe the loss of one individual would materially harm our business, our research and development programs and our business might be harmed by the loss of the services of multiple existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner. Much of the know-how we have developed resides in our scientific and technical personnel and is not readily transferable to other personnel. While we have employment agreements with our key executives, we do not ordinarily enter into employment agreements with our other key scientific, technical and managerial employees. We do not maintain "key man" life insurance on any of our employees.

We may be required to incur significant costs to comply with environmental laws and regulations, and our related compliance may limit any future profitability.

        Our research and development activities involve the controlled use of hazardous, infectious and radioactive materials that could be hazardous to human health and safety or the environment. We store these materials, and various wastes resulting from their use, at our facilities pending ultimate use and disposal. We are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes, and we may be required to incur significant costs to comply with related existing and future environmental laws and regulations.

        While we believe that our safety procedures for handling and disposing of these materials comply with foreign, federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of an accident, we could be held liable for any resulting damages, which could include fines and remedial costs. These damages could require payment by us of significant amounts over a number of years, which would be reflected in our results of operations and financial condition.

Anti-takeover provisions may delay or prevent changes in control of our management or deter a third party from acquiring us, limiting our stockholders' ability to profit from such a transaction.

        Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock, $0.01 par value, of which 1,000,000 have been reserved for issuance in connection with our stockholder rights plan, and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. Our stockholder rights plan could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

        We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control of Cephalon. Section 203, the rights plan, and certain provisions of our certificate of incorporation, our bylaws and Delaware corporate law, may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

Risks Related to the Notes and Our Common Stock

The notes are unsecured and there are no financial covenants in the indenture. In addition, in the event of our insolvency, liquidation or similar event, we must pay in full our senior indebtedness before we can make payments on the notes.

        The notes are general, unsecured and subordinated to our existing and future senior indebtedness. In the event of our insolvency, liquidation or upon the acceleration of the notes due to an event of default under the indenture, we will not be able to make payments on the notes until we have paid in full all of our senior indebtedness. We may, therefore, not have sufficient assets to pay the amounts due on the notes.

        In addition, we are not restricted from incurring additional debt, including senior indebtedness, under the indenture. If we incur additional debt or liabilities, our ability to repay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

We may not have sufficient cash to purchase the notes, if required, upon a change in control or if you exercise your option to require us to purchase the notes.

        You may require us to purchase all or any portion of your notes upon the occurrence of a change in control or on certain specified dates. We may not have sufficient cash funds to purchase the notes upon the occurrence of these events. Although there are currently no restrictions on our ability to pay the purchase price, future debt agreements may prohibit us from repaying the purchase price. If we are prohibited from purchasing the notes, we could seek consent from our lenders to purchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent or refinance, we would be prohibited from purchasing the notes. If we were unable to purchase the notes upon a change in control, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the change in control may be an event of default under our other debt. As a result, we could be prohibited from paying amounts due on the notes under the subordination provisions of the indenture.

We have substantially increased our indebtedness.

        As a result of the sale of the notes, we incurred $750.0 million of additional indebtedness, increasing our ratio of debt to equity (expressed as a percentage) from approximately 124% to approximately 207% as of June 30, 2003, on a pro forma basis giving effect to the redemption of $174.0 million of our 5 1/4% convertible subordinated notes and the repurchase of $12.0 million of our 3 7/8% convertible subordinated notes, both of which occurred in July 2003. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could:

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  make it difficult for us to make payments on the notes;

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  make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditure, debt service requirements or other purposes;

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  limit our flexibility in planning for, or reacting to changes in, our business; and

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  make us more vulnerable in the event of a downturn in our business.

        We cannot assure you that we will be able to meet our debt service obligations, including our obligations under the notes.

We may be unable to repay our substantial indebtedness, including the notes, and other obligations.

        As of June 30, 2003, we had $1,617.8 million of indebtedness outstanding, including $1,579.0 million outstanding under convertible notes with a conversion price far in excess of our current stock price. In July 2003, we redeemed $174.0 million and repurchased $12.0 million of our convertible notes. Of the remaining indebtedness outstanding, $600.0 million matures in 2006. While we presently have significant cash, cash equivalents and investments, there are no restrictions on our use of these funds and we cannot be sure that these funds will be available or sufficient in the future to enable us to repay our indebtedness. In the future, the level of our indebtedness, among other things, could make it difficult for us to repay or refinance our indebtedness or to obtain additional financing in the future, or limit our future flexibility and make us more vulnerable in the event of a downturn in our business. Unless we are able to generate cash flow from operations that, together with our available cash on hand, is sufficient to repay our indebtedness, we will be required to raise additional funds. Because the financing markets may be unwilling to provide funding to us or may only be willing to provide funding on terms that we would consider unacceptable, we may not have cash available or be able to obtain funding to permit us to meet our repayment obligations, thus adversely affecting the market price for our securities.

We may be unable to service or repay our substantial indebtedness, including the notes, and other obligations.

        Following of the sale of the notes and upon the redemption of the 5 1/4% subordinated convertible notes and a portion of the 3 7/8% subordinated convertible notes, we had $1,431.8 million of indebtedness outstanding, including $1,255.0 million outstanding under convertible notes with a conversion price significantly higher than our current stock price. The annual debt service on our convertible notes is approximately $15.3 million. These factors, among other things, could make it difficult for us to make payments on or refinance our indebtedness or to obtain additional financing in the future, or limit our future flexibility and make us more vulnerable in the event of a downturn in our business. Unless we are able to generate sufficient cash flow from operations to service our indebtedness, we will be required to raise additional funds. Because the financing markets may be unwilling to provide financing to us or may only be willing to provide financing on terms that we would consider unacceptable, we may not have cash available or be able to obtain funding to permit us to meet our debt service or repayment obligations.

The conditional conversion feature of the notes could prevent you from receiving the value of the common stock into which a note is convertible.

        The notes are convertible into shares of our common stock only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

There is no public market for the notes.

        The notes were issued on June 11, 2003 to a small number of institutional investors. Since the time of their initial issuance, the notes have been eligible for trading on The PortalSM Market, a subsidiary of The Nasdaq Stock Market, Inc., which permits the offer and sale of the notes among only "qualified institutional buyers" as defined in Rule 144A of the Securities Act. There is no existing public trading market for the notes. We do not intend to apply for listing or quotation of the notes on any exchange or other stock market. Prior to the issuance of the notes, the initial purchasers of the notes advised us that they intended to make a market in the notes, but the initial purchasers could stop making a market at any time without notice. Accordingly, no market for the notes may develop, and any market that develops may not last.

The price of our common stock has been and may continue to be highly volatile, which may make it difficult for holders to sell our common stock when desired or at attractive prices.

        The market price of our common stock is highly volatile, and we expect it to continue to be volatile for the foreseeable future. For example, from January 1, 2002 through August 11, 2003, our common stock traded at a high price of $78.88 and a low price of $35.82. Negative announcements, including, among others:

  •
  adverse regulatory decisions;

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  disappointing clinical trial results;

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  disputes and other developments concerning patent or other proprietary rights with respect to our products; or

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  operating results that fall below the market's expectations could trigger significant declines in the price of our common stock.

        In addition, external events, such as news concerning economic conditions, our competitors, changes in government regulations impacting the biotechnology or pharmaceutical industries or the movement of capital into or out of our industry, also are likely to affect the price of our common stock, regardless of our operating performance.

Hedging transactions and other transactions may affect the value of the notes.

        We have entered into convertible note hedge and warrant transactions with respect to our common stock, the exposure for which is currently held by Credit Suisse First Boston International. The convertible note hedge and warrant transactions are expected to reduce the potential dilution from conversion of the notes. In connection with these hedging arrangements, Credit Suisse First Boston International took positions in our common stock in secondary market transactions and/or entered into various derivative transactions at or after the pricing of the notes. Credit Suisse First Boston International, or any transferee of any of its positions, is likely to modify its hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, our other securities or other instruments they may wish to use in connection with such hedging. We cannot assure you that such activity will not adversely affect the market price of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

The notes may not be rated or may receive a lower rating than anticipated.

        If one or more rating agencies rate the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock would be harmed.

USE OF PROCEEDS

        We will not receive proceeds from the sale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

        Our deficiency of earnings available to cover fixed charges for the years ended December 31, 1998, 1999, 2000 and 2001 was $71.1 million, $71.6 million, $102.8 million, and $61.1 million, respectively. Since earnings were insufficient to cover fixed charges for the years ended December 31, 1998, 1999, 2000, and 2001, we are unable to provide ratios of earnings to fixed charges for each respective period.

        Our ratio of earnings to fixed charges for the year ended December 31, 2002 and for the six months ended June 30, 2003 was 2.57x and 3.74x, respectively. On a pro forma basis, giving effect to the use of a portion of the proceeds of the original issuance of the notes to redeem $174.0 million of our 5 1/4% convertible subordinated notes and to repurchase $12.0 million of our 3 7/8% convertible subordinated notes as if such redemption and repurchase had occurred as of January 1, 2002 and 2003, respectively, our ratio of earnings to fixed charges for the year ended December 31, 2002 and for the six months ended June 30, 2003 would have been 3.53x and 5.45x, respectively.

DIVIDEND POLICY

        We have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends on our common stock in the foreseeable future.

DESCRIPTION OF THE NOTES

        We issued the 2008 notes and the 2010 notes, each of which constitutes a separate series of debt securities, under an indenture dated as of June 11, 2003 between us and U.S. Bank National Association, as trustee, and pursuant to a registration rights agreement with the initial purchasers, are registering the resale of the notes and the common stock underlying the notes on the registration statement of which this prospectus is a part. The following summarizes some, but not all, provisions of the notes, the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement because those agreements, and not this description, define your rights as a holder of the notes. A copy of the form of indenture, the form of certificate evidencing the notes and the registration rights agreement is available to you upon request.

        In this section of the prospectus entitled "Description of the Notes," when we refer to "Cephalon," "we," "our," or "us," we are referring to Cephalon, Inc. and not any of its subsidiaries.

General

        The notes are general unsecured obligations of Cephalon and are subordinate in right of payment as described under "—Subordination of Notes." The notes will be convertible into common stock as described under "—Conversion of Notes." The 2008 notes are limited to $375,000,000 aggregate principal amount. The 2010 notes are limited to $375,000,000 aggregate principal amount. The notes were issued only in denominations of $1,000 and in multiples of $1,000. The notes will mature on June 15, 2033, unless earlier converted by you, redeemed at our option or purchased by us at your option.

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Cephalon, except to the extent described under "—Purchase of Notes at Your Option Upon a Change in Control."

        We will not pay interest on the notes. However, interest amounts will be payable if specified defaults under the registration rights agreement occur.

        We will maintain an office in The City of New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

  General

        You may surrender 2008 notes for conversion into shares of our common stock at a conversion price of $59.50 per share, and 2010 notes at a conversion price of $56.50 per share, in each case subject to the conversion price adjustments described below, if any of the following conditions is satisfied:

  •
  if the closing sale price of our common stock on the trading day prior to the day of surrender is more than 120% of the conversion price per share of our common stock on the trading day prior to the date of surrender;

  •
  if we have called the notes for redemption;

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  if the average of the trading prices of the notes for any five consecutive trading-day period is less than 100% of the average of the conversion values of the notes during that period, subject to certain limitations; or

  •
  if we make certain significant distributions to holders of our common stock or we enter into specified corporate transactions.

        We describe each of these conditions in greater detail below.

  Conversion Upon Satisfaction of Market Price Condition

        You may surrender notes for conversion into shares of our common stock if the closing sale price of our common stock on The Nasdaq National Market, or if the shares are not then quoted on The Nasdaq National Market, such other principal national securities exchange on which our common stock is listed, on the trading day prior to the day of surrender, exceeds 120% of the conversion price per share of our common stock on the trading day prior to the date of surrender.

        The conversion agent will, on our behalf, determine daily if the notes are convertible and will notify us and the trustee accordingly.

        The "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System or by the National Quotation Bureau Incorporated.

  Conversion Upon Notice of Redemption

        You may surrender for conversion a note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if it is not otherwise convertible at such time. If you have already delivered a purchase notice or notice of your exercise of your option to require us to repurchase your notes upon the occurrence of a change in control (defined below) with respect to a note, however, you may not surrender that note for conversion until you have withdrawn the notice in accordance with the indenture.

  Conversion Upon Trading Price of Notes Falling Below Trading Value of the Notes

        If after any five consecutive trading-day period in which the average of the trading prices (defined below) for the notes for that five trading-day period was less than 100% of the average of the conversion values (defined below) for the notes during that period, you may surrender notes for conversion at any time during the following 10 trading days; provided, however, that no notes may be converted based on the satisfaction of this condition during the six-month period immediately preceding each specified date on which you may require us to repurchase your notes (for example, with respect to the June 15, 2008 put date for the 2008 notes, the 2008 notes may not be converted from December 15, 2007 to June 15, 2008).

        We define "trading price" in the indenture to mean, on any date of determination, the average of the secondary bid quotations per note obtained by the conversion agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided, that if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from an independent nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will equal (a) the applicable conversion rate of the notes multiplied by (b) the closing sale price of our common stock on The Nasdaq National Market.

        We define the "conversion value" of a note in the indenture to mean the product of the last reported bid price of our common stock on any date of determination multiplied by the conversion rate of the note in effect on that date, which is the number of shares of our common stock into which the note is convertible.

  Conversion Upon Specified Corporate Transactions

        Even if the market price contingency described above under "—Conversion Rights—Conversion Upon Satisfaction of Market Price Condition" has not occurred, if we elect to distribute to all holders of our common stock:

  •
  certain rights or warrants entitling them to subscribe for or purchase our common stock at less than the current market price (as defined in the indenture) on the record date for such issuance (excluding purchase rights governed by our stockholder rights plan), or

  •
  cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (1) or (3) of the description below of adjustments to the conversion price), which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 10% of the current market price of our common stock as of the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

        In addition, in the event that we are a party to a consolidation, merger, transfer or lease of all or substantially all of our assets or a merger which reclassifies or changes our common stock pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after the date which is 15 days prior to the anticipated effective time of the transaction until 15 days after the actual date of such transaction. If the transaction also constitutes a "change in control," the holder can require us to purchase all or a portion of its notes as described under "—Purchase of Notes at Your Option upon a Change in Control."

        The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent (which will initially be the trustee) through the facilities of DTC, or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. The conversion date shall be the date on which the note and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met. A holder delivering a note for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock upon conversion in a name other than that of the holder.

        We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash for the fractional amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion.

        If the notes are called for redemption or are subject to purchase following a change in control, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, or such earlier date as the notes are presented for redemption or for purchase, unless we default in the payment of the redemption price or purchase price, in which case your conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or purchased. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

  Conversion Price Adjustments

        The conversion price will be adjusted upon the occurrence of:

  (1)
  the issuance of shares of our common stock as a dividend or distribution on our common stock;

  (2)
  the subdivision or combination of our outstanding common stock;

  (3)
  the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

  (4)
  the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

    •
    dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

    •
    dividends or distributions exclusively in cash referred to in clause (5) below; and

    •
    distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

  (5)
  the dividend or distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 3% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

  (6)
  the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that, together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 3% of our market capitalization on the expiration date of such tender offer.

        To the extent that our rights plan is still in effect, upon conversion of the notes into common stock, the holders will receive, in addition to the common stock, the rights described in our rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions. See "Description of Capital Stock." If we implement a new rights plan, we will be required under the indenture to provide that the holders of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or combination involving Cephalon; or

  •
  a sale or conveyance to another person of the property and assets of Cephalon as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes, subject to the conditions described above, into the same type of consideration received by common stock holders immediately prior to one of these types of events.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

        We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our Board of Directors determines that such reduction would be in our best interest. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

        No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price on the notes for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Subordination of Notes

        The payment of the principal of, premium, if any, and any interest amount on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture, we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the holders of notes. The indenture requires that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

        We may not make any payment on the notes or purchase or otherwise acquire the notes if:

  •
  a default in the payment of any senior indebtedness occurs and is continuing beyond any applicable period of grace, or

  •
  any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from us or other person permitted to give such notice under the indenture.

        We are required to resume payments on the notes:

  •
  in case of a payment default of senior indebtedness, upon the date on which such default is cured or waived or ceases to exist; and

  •
  in case of a nonpayment default of designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist, or 179 days after the date on which the payment blockage notice is received.

        No new period of payment blockage may be commenced for a default unless:

  •
  365 days have elapsed since our receipt of the prior payment blockage notice; and

  •
  all scheduled payments on the notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

        As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

        If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

        A portion of our operations are, or in the future may be, conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, would depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and could be subject to contractual or statutory restrictions.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        As of June 30, 2003, on a pro forma basis giving effect to the redemption of the remaining portion of our 5 1/4% convertible subordinated notes and the repurchase of $12.0 million of our 3 7/8% convertible subordinated notes, both of which occurred in July 2003, we had outstanding approximately $35.0 million of senior indebtedness and $643 million of convertible notes that rank equally with the notes.

        Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

        We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the holders of notes.

        "designated senior indebtedness" means any senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is "designated senior indebtedness" for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

        "indebtedness" means:

  (1)
  all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of Cephalon or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

  (2)
  all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

  (3)
  all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

  (4)
  all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

  (5)
  all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

  (6)
  all of our direct or indirect guaranties or similar agreement by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

  (7)
  any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

        "senior indebtedness" means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Cephalon whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Cephalon, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

  (1)
  indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes;

  (2)
  any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary; and

  (3)
  indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business.

Optional Redemption by Cephalon

        We may redeem for cash the 2008 notes on June 15, 2008 and the 2010 notes on June 15, 2010, in each case on at least 15 days and no more than 60 days notice, in whole or in part, at a redemption price equal to 100.25% of the principal amount of the notes being redeemed. After June 15, 2008, we may redeem for cash the 2008 notes, and after June 15, 2010, we may redeem for cash the 2010 notes, in each case on at least 15 days and no more than 60 days notice, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

        Holders may convert notes or portions of notes called for redemption even if the market price contingency described under "—Conversion Rights" has not occurred, until the close of business on the day that is two business days prior to the redemption date.

        If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be part of the portion selected for redemption.

        No sinking fund is provided for the notes.

Purchase of Notes at Your Option on Specified Dates

        On June 15, 2008, June 15, 2013, June 15, 2018, June 15, 2023 and June 15, 2028, holders may require us to purchase any outstanding 2008 notes for which a holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. On June 15, 2010, June 15, 2015, June 15, 2020, June 15, 2025 and June 15, 2030, holders may require us to purchase any outstanding 2010 notes for which a holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date.

        We will purchase each outstanding note for which a holder has properly delivered and not withdrawn a written purchase notice at a purchase price equal to 100% of the principal amount of the notes being redeemed, except purchases of 2008 notes on June 15, 2008 and purchases of 2010 notes on June 15, 2010 for which the purchase price is equal to 100.25% of the principal amount.

        We will pay the purchase price in cash. For a discussion of the tax treatment of a holder receiving cash, see "United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Sale, Exchange or Redemption of Notes."

  Required Notices and Procedure

        On a date not less than 20 business days prior to each purchase date, we will be required to give notice to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their notes.

        The purchase notice given by each holder electing to require us to purchase notes must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the purchase date and must state:

  •
  the certificate numbers of the holder's notes to be delivered for purchase;

  •
  the aggregate principal amount of notes to be purchased; and

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

        A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the purchase date. The notice of withdrawal shall state:

  •
  the certificate numbers of the notes being withdrawn;

  •
  the aggregate principal amount of the notes being withdrawn; and

  •
  the aggregate principal amount, if any, of the notes that remain subject to the purchase notice.

        In connection with any purchase offer, we will:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

        Our obligation to pay the purchase price for a note as to which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the note to be paid promptly following the later of the purchase date or the time of delivery of the note.

        If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. After the note ceases to be outstanding, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

        Certain of our debt agreements may limit our ability to purchase notes.

        We may not purchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

Purchase of Notes at Your Option upon a Change in Control

        If a change in control occurs, you will have the option to require us to purchase for cash all or any part of your notes on the day that is 30 business days after the occurrence of such change in control (the "change in control purchase date") at a purchase price equal to 100% of the principal amount of the notes. Notes submitted for purchase must be in integral multiples of $1,000 principal amount.

        We will mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of such change in control. This notice shall state certain specified information, including:

  •
  information about, and the terms and conditions of, the change in control;

  •
  information about the holders' right to convert the notes;

  •
  the holders' right to require us to purchase the notes;

  •
  the procedures required for exercise of the purchase option upon the change in control; and

  •
  the name and address of the paying and conversion agents.

        You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

        A change in control will be deemed to have occurred if any of the following occurs:

  •
  any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

  •
  we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction "beneficially own," directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

  •
  the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Cephalon (whether or not otherwise in compliance with the indenture).

        However, a change in control will not be deemed to have occurred if either:

  •
  the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the date of the change in control is at least equal to 110% of the conversion price for the notes in effect on such date; or

  •
  in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

        For purposes of this change in control definition:

  •
  "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

  •
  a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

  •
  "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner;

  •
  "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

  •
  "voting stock" means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

        The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

        We will under the indenture:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

        This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

        Certain of our debt agreements may prohibit our redemption or repurchase of the notes and provide that a change in control constitutes an event of default.

        We may not purchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

        If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

Events of Default

        Each of the following will constitute an event of default under the indenture:

  (1)
  we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

  (2)
  we fail to pay any interest amounts (defined below), on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

  (3)
  we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

  (4)
  we fail to pay the purchase price of any note when due, whether or not prohibited by the subordination provisions of the indenture;

  (5)
  we fail to provide timely notice of a change in control;

  (6)
  any indebtedness for money borrowed by us or one of our significant subsidiaries in an outstanding principal amount in excess of $10 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture; and

  (7)
  certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

        If an event of default, other than an event of default described in clause (7) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any acceleration will be subject to the subordination provisions described above.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest amounts on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

  •
  we fail to pay principal, premium or any interest amounts on any note when due;

  •
  we fail to convert any note into common stock; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Cephalon, to the officers' knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

        We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

  •
  change the stated maturity of the principal of, or any interest amounts on, any note;

  •
  reduce the principal amount of or any premium or interest amounts on any note;

  •
  reduce the amount of principal payable upon acceleration of the maturity of any note;

  •
  change the currency of payment of principal of, or any premium or interest amounts on, any note;

  •
  impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

  •
  modify the provisions with respect to the purchase rights of the holders upon described under "—Purchase of Notes at Your Option on Specified Dates" and "—Purchase of Notes at Your Option upon a Change of Control" in a manner adverse to holders;

  •
  modify the subordination provisions in a manner materially adverse to the holders of notes;

  •
  adversely affect the right of holders to convert notes other than as provided in the indenture;

  •
  reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

  •
  reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected note holder.

        We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

  •
  the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia and assumes our obligations on the notes and under the indenture;

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  •
  other conditions specified in the indenture are met.

Registration Rights Granted to the Initial Purchasers of the Notes

        We and the initial purchasers entered into a registration rights agreement on June 11, 2003. In this agreement, we agreed to file the shelf registration statement of which this prospectus is a part under the Securities Act not later than 90 days after June 11, 2003 to register resales of the notes and the shares of common stock into which the notes are convertible. The notes and the common stock issuable upon conversion of the notes are referred to collectively as registrable securities. We will use all commercially reasonable efforts to have the shelf registration statement of which this prospectus is a part declared effective as promptly as practicable but not later than 180 days after June 11, 2003, and to keep it effective until the earliest of:

  (1)
  two years from the date of the shelf registration statement of which this prospectus is a part;

  (2)
  the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

  (3)
  the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

        We will be permitted to suspend the use of this prospectus for a period not to exceed an aggregate of 45 days in any 90-day period or an aggregate of 90 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events.

        A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement of which this prospectus is a part generally is required to provide information about itself and the specifics of the sale, be referenced as a selling securityholder in this prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreement.

        If:

  (1)
  on or prior to the 180th day after June 11, 2003, the shelf registration statement of which this prospectus is a part has not been declared effective by the SEC; or

  (2)
  after the shelf registration statement of which this prospectus is a part has been declared effective, such shelf registration statement ceases to be effective, or this prospectus ceases to be usable (subject to certain exceptions) in connection with resales of notes and the common stock issuable upon the conversion of the notes, in accordance with and during the periods specified in the registration rights agreement and (A) unless we declare a suspension period to be in effect, we do not cure the shelf registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (B) if applicable, we do not terminate the suspension period described above by the 45th day or 90th day, as the case may be,

(we refer to each such event described above in clauses (1) and (2) as a registration default), interest amounts will accrue on the notes and the underlying shares of common stock that are registrable securities, from and including the date on which any such registration default occurs to, but excluding, the date on which the registration default has been cured, at the rate of 0.5% per year for the notes (or an equivalent amount for any common stock issued upon conversion of the notes that are registrable securities). We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay interest amounts remain in effect only so long as the notes and the common stock issuable upon the conversion of the notes held by the holder are "registrable securities" within the meaning of the registration rights agreement.

        We gave notice of our intention to file the shelf registration statement of which this prospectus is a part, which we refer to as a filing notice, to each of the holders of the notes in the same manner as we would give notice to holders of notes under the indenture.

        We will give notice to all holders who have provided us with the notice and questionnaire described below of the effectiveness of the shelf registration statement. Holders will need to complete the notice and questionnaire (available from us) prior to any intended distribution of their registrable securities pursuant to the shelf registration statement of which this prospectus is a part. We refer to this form of notice and questionnaire as the "questionnaire." Holders are required to deliver the questionnaire prior to the effectiveness of the shelf registration statement so that they can be referenced as a selling securityholder in this prospectus. Upon receipt of completed questionnaires after the effectiveness of the shelf registration statement of which this prospectus is a part, we will, within five business days, file any amendments or supplements to the shelf registration statement so that such holders may use this prospectus, subject to our right to suspend its use under certain circumstances.

        We will pay all registration expenses of the shelf registration of the securities covered by this prospectus, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of this prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities. Selling securityholders remain responsible for all selling expenses (i.e., commissions and discounts).

Satisfaction and Discharge

        We may discharge certain of our obligations under the indenture while notes remain outstanding if (1) all outstanding notes have or will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Transfer and Exchange

        We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  appoint additional paying agents or conversion agents; or

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

        All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

        The indenture and the notes are governed by, and will be construed in accordance with, the law of the State of New York.

Concerning the Trustee

        U.S. Bank National Association has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

        The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        We have initially issued the notes in the form of two global securities. The global securities have been deposited with the trustee as custodian for the Depository Trust Company and registered in the name of a nominee of DTC. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global securities directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and any interest amounts on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or any interest amounts on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Transfer Restrictions."

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 200,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of preferred stock of which 2,500,000 shares have been designated $3.625 convertible exchangeable preferred stock, $.01 par value (the "$3.625 preferred stock") and 1,000,000 shares have been designated and reserved for issuance as Series A Junior Participating Preferred Stock, $.01 par value per share, in connection with our stockholder rights plan. As of June 30, 2003, there were 55,247,458 shares of common stock outstanding, and no shares of the $3.625 preferred stock outstanding.

        The following summary of the terms and provisions of our capital stock does not purport to be complete and is qualified in its entirety by reference to our restated certificate of incorporation and bylaws.

Description of Common Stock

        The majority of our authorized capital stock consists of 200,000,000 shares of common stock, $.01 par value per share. Holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulate votes for the election of directors. Holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the distribution rights of shares of preferred stock, if any, then outstanding. Shares of common stock have no preemptive, conversion or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock.

        As permitted by the Delaware General Corporation Law, our restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

Description of Preferred Stock

        The board of directors has the authority, from time to time and without further action by our stockholders, to divide our unissued capital stock into one or more classes and one or more series within any class and to make determinations of the designation and number of shares of any class or series and determinations of the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series. The rights, preferences, limitations and special rights of different classes of capital stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is StockTrans, Inc.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This section summarizes the material United States federal income tax considerations of purchasing, owning and disposing of the notes and the common stock into which you may convert the notes. This summary is not a complete analysis of all the potential tax consequences that you may need to consider before investing based on your particular circumstances.

        This summary deals only with beneficial owners of notes or common stock into which notes may be converted who acquire the notes and hold the notes or common stock as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  tax-exempt organizations;

  •
  insurance companies;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to mark to market;

  •
  persons holding notes as part of a "straddle," "hedge" or "conversion" transaction;

  •
  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  certain former citizens or residents of the United Status;

  •
  partnerships or other entities classified as partnerships for United States federal income tax purposes; and

  •
  persons deemed to sell the notes or the common stock under the constructive sale provisions of the Code.

        We have not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements and conclusions in this summary. We cannot guarantee that the IRS will agree with these statements and conclusions.

        This summary is based on the Code, applicable Treasury regulations promulgated or proposed under the Code, judicial authority and administrative rulings. Any of these may change, possibly on a retroactive basis.

        If a partnership holds notes or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes or our common stock should consult their tax advisors.

        Before you invest in the notes, you should consult your own tax adviser to determine how the United States federal income tax laws apply to your particular situation and for information about any tax consequences arising under other tax laws, such as United States federal estate tax laws and the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Tax Consequences to U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of a note or our common stock that is for United States federal income tax purposes:

  •
  a citizen or resident of the United States for United States federal income tax purposes;

  •
  a corporation, including any entity treated as a corporation for United States federal income tax purposes, organized under the laws of the United States, any State thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income tax without regard to its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Sale, Exchange or Redemption of Notes

        You generally will recognize gain or loss on the sale, exchange (other than a conversion) or redemption of notes equal to the difference between (1) the amount of cash proceeds and the fair market value of any property you receive on the sale, exchange or redemption and (2) your adjusted tax basis in the notes. Your adjusted tax basis generally will equal the cost of the notes to you. Your gain or loss generally will be capital gain or loss. Capital gain or loss will be long-term if you have held the notes for more than one year and will be short-term if you have held the notes for one year or less. Long-term capital gains for noncorporate taxpayers, including individuals, are taxable at a maximum rate of 15 percent for years prior to 2009 and short-term capital gains for such taxpayers are taxable at ordinary income rates. If you recognize a capital loss, the deductibility of such capital loss is subject to limitations. A U.S. Holder who sells a note at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

Conversion of Notes

        You generally will not recognize any income, gain or loss on the conversion of notes into our common stock, except for any cash you receive instead of a fractional share of common stock as described below. Any gain so recognized will generally be capital gain. Your tax basis in the common stock will be the same as your adjusted tax basis in the notes at the time of conversion, reduced by any basis attributable to fractional shares. For tax purposes, your holding period for the common stock will generally include your holding period for the notes you converted.

        You should treat cash you receive instead of a fractional share of common stock as a payment in exchange for the fractional share of common stock. This will result in capital gain or loss (measured by the difference between the cash you receive for the fractional share and your adjusted tax basis in the fractional share), and the rules for determining whether such gain or loss is short-term or long-term are the same as those applicable to sales, exchanges, or redemptions (as described above).

Adjustments to Conversion Price

        The conversion price of the notes may change under certain circumstances. In such a case, you may be treated as having received a constructive distribution of common stock whether or not your notes are ever converted, which may be treated as a taxable distribution under Section 305 of the Code. Such a distribution will generally be deemed to occur if, and to the extent that, the adjustment in the conversion price increases your proportionate interest in our assets or earnings and profits. The constructive distribution may be taxed as a dividend, subject to a possible dividends received deduction if you are a corporate holder, to the extent of our current and/or accumulated earnings and profits.

Distributions on our Common Stock

        As indicated above in "Dividend Policy", we do not currently anticipate paying dividends on our common stock in the foreseeable future. In the event we do pay such dividends, you will be taxed on distributions on our common stock (other than certain pro rata distributions of our common stock) as ordinary dividend income (except as noted below) to the extent paid out of our current or accumulated earnings and profits for United States federal income tax purposes. If you are taxed as a corporation, dividends may be eligible for the 70% dividends-received deduction. The Code contains various limitations upon the dividends-received deduction. If you are a corporate shareholder, please consult your tax advisor with respect to the possible application of these limitations to your ownership or disposition of stock in your particular circumstances.

        You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the stock is greater than or equal to the amount of the distribution. However, you would be required to reduce your tax basis (but not below zero) in the stock by the amount of the distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in our common stock. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on the portion of a distribution not paid out of current or accumulated earnings and profits.

        Under recently enacted legislation, U.S. Holders who are individuals who receive dividends with respect to our common stock before 2009 to the extent paid out of our current or accumulated earnings and profits for United States federal income tax purposes are eligible to have those dividends taxed as capital gain at a maximum rate of 15 percent, provided certain holding period requirements are satisfied.

Sale of our Common Stock

        If you sell or otherwise dispose of your common stock, you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the stock. Your adjusted tax basis and holding period in our common stock received upon conversion of a note are determined as discussed above under "—Sale, Exchange or Redemption of the Notes." This capital gain will be taxed to U.S. Holders as long-term capital gain if the common stock is held for more than one year. Such long-term capital gain will be generally subject to a reduced rate of United States federal income tax if recognized by noncorporate U.S. Holders, which rate will be a maximum of 15 percent for years prior to 2009 under the legislation referred to in the previous paragraph. Limitations apply to the deduction of capital losses. A U.S. Holder who sells our common stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

Tax Consequences to Non-U.S. Holders

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note or our common stock that is, for U.S. federal income tax purposes:

  •
  a nonresident alien individual or

  •
  a foreign corporation, estate or trust, in each case not subject to United States federal income tax on a net income basis in respect of income or gain from a note or our common stock.

        All payments on the notes made to a Non-U.S. Holder (including any interest amounts payable as described above under "Tax Consequences to U.S. Holders-Registration of Notes"), and any gain realized on a sale, exchange or conversion of the notes, will be exempt from United States federal income and withholding tax, provided that:

  •
  the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest;

  •
  the certification requirement described below has been fulfilled with respect to the Non-U.S. Holder;

  •
  such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; and

  •
  with respect only to gain realized on a sale, exchange, redemption or conversion of the notes, we have not been at any time, within the shorter of the five year period preceding such sale, exchange or conversion and the period the Non-U.S. Holder held the note, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

        The tax relating to notes of a United States real property holding corporation does not apply to a Non-U.S. Holder if, on the date the notes were acquired by such Non-U.S. Holder, the fair market value of such notes was equal to 5% or less of the fair market value of the common stock or the convertible notes of a United States real property holding corporation, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a "United States real property holding corporation" if the fair market value of its United States real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are not and do not anticipate becoming in the future a "United States real property holding corporation.

        The certification requirement referred to above will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address.

        If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if payments on the note are effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from United States withholding tax, will generally be taxed in the same manner as a U.S. Holder (see "Tax Consequences to U.S. Holders" above), except that the Non-U.S. Holder will be required to provide to us or our paying agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their own tax advisers with respect to other United States tax consequences of the ownership and disposition of notes, including the possible imposition of a 30% branch profits tax.

Dividends

        As indicated above in "Dividend Policy", we do not currently anticipate paying dividends on our common stock in the foreseeable future. In the event we do pay such dividends, or there are any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the notes (see "Tax Consequences to United States Holders-Adjustments to Conversion Price" above), such dividends or deemed dividends will be subject to withholding of United States federal income tax at a 30% rate, unless such rate is reduced by an applicable United States income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States are generally subject to United States federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable United States income tax treaty.

        In order to claim the benefit of a United States income tax treaty or to claim exemption from withholding because dividends paid to you are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Information Reporting and Backup Withholding

        Information returns may be filed with the IRS in connection with payments on the notes or our common stock and the proceeds from a sale or other disposition of the notes or our common stock. A U.S. Holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. A Non-U.S. Holder may be subject to United States backup withholding tax on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

        INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

SELLING SECURITYHOLDERS

        We originally issued the notes in transactions exempt from the registration requirements of the Securities Act to persons that the initial purchasers believed to be qualified institutional buyers. As used in this prospectus, the term selling securityholders includes their transferees, pledgees, donees and their successors. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes and the shares of common stock issuable upon conversion of the notes, if issued.

        The following table sets forth the beneficial ownership by the selling securityholders of (i) the 2008 and 2010 notes, respectively, and (ii) shares of our common stock, including common stock issuable upon conversion of the notes, and the maximum principal amount of the notes and number of shares of common stock that may be offered by the selling securityholders under this prospectus. The percentages of all shares of common stock beneficially owned before and after the resale of the notes and the common stock issuable upon conversion of the notes are based on 55,618,820 shares of common stock outstanding as of August 21, 2003. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that the stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant, or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. Shares of common stock may also be sold by donees, pledgees or other transferees or successors in interest of the selling securityholders. The following table is based upon information furnished to us by the selling securityholders.

						Beneficial Ownership After Resale of Notes or Common Stock
Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned(1)		Principal Amount of 2008 Notes Beneficially Owned	Principal Amount of 2010 Notes Beneficially Owned	Maximum Number of Shares of Common Stock That May Be Sold(2)	Principal Amount of Notes(3)	Percent	Number of Shares of Common Stock(3)	Percent
AG Domestic Convertibles, L.P.	—		$4,900,000	$3,500,000	144,298	—	—	—	—
AG Offshore Convertibles, LTD	—		$9,100,000	$6,500,000	267,984	—	—	—	—
AIG DKR SoundShore Strategic Holding Fund Ltd.	—		$2,000,000	$2,000,000	69,011	—	—	—	—
Akanthos Arbitrage Master Fund, L.P.	123,456	(4)	$7,500,000	—	126,050	—	—	123,456	*
Akela Capital Master Fund, Ltd.	—		$7,000,000	—	117,646	—	—	—	—
Alexandra Global Master Fund, LTD.	123,456	(4)	$15,000,000	$25,000,000	694,577	—	—	123,456	*
AM Investment D Fund (QP) LP	—		$605,000	$550,000	19,902	—	—	—	—
AM Investment E Fund LTD	—		$3,465,000	$3,150,000	113,987	—	—	—	—
Arbitex Master Fund, L.P.	104,938	(4)	$4,000,000	$2,000,000	102,624	—	—	104,938	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	—		$7,150,000	$1,200,000	141,405	—	—	—	—
Argent Classic Convertible Arbitrage Fund L.P.	—		$700,000	$700,000	24,153	—	—	—	—
Argent LowLev Convertible Arbitrage Fund LLC	—		$700,000	$1,700,000	41,852	—	—	—	—
Bank Austria Cayman Islands, LTD	—		$1,000,000	$1,000,000	34,505	—	—	—	—
Barclays Global Investors Diversified Alpha Plus Fund c/o Forest Investment Management LLC	—		$200,000	—	3,361	—	—	—	—
Barclays Global Investors Equity Hedge Fund II	—		—	$1,500,000	26,548	—	—	—	—
BNP Paribas Equity Strategies, SNC	—		—	$4,662,000	82,513	—	—	—	—
BTES—Convertible ARB	—		$1,000,000	—	16,806	—	—	—	—
BTOP Growth vs. Value	—		$2,000,000	—	33,613	—	—	—	—
Canadian Imperial Holdings, Inc.	—		$7,500,000	—	126,050	—	—	—	—
Canyon Capital Arbitrage Master Fund, LTD.	55,555	(4)	$1,500,000	—	25,210	—	—	55,555	*

Canyon Value Realization Fund, L.P.	27,777	(4)	$750,000	—	12,605	—	—	27,777	*
Canyon Value Realization Fund (Cayman), LTD.	75,925	(4)	$2,050,000	—	34,453	—	—	75,925	*
Canyon Value Realization MAC 18, LTD (RMF)	11,111	(4)	$300,000	—	5,042	—	—	11,111	*
Cheyne Fund LP	6,296	(4)	$561,000	—	9,428	—	—	6,296	*
Cheyne Leveraged Fund LP	1,320	(4)	$343,000	—	5,764	—	—	1,320	*
CIP Limited Duration Company	1,098	(4)	$62,000	—	1,042	—	—	1,098	*
Citigroup Global Markets, Inc.	—		$5,500,000	$2,000,000	127,834	—	—	—	—
CitiJL, Ltd.	8,500		$68,000	$803,000	15,354	—	—	8,500	*
Clinton Multistrategy Master Fund, Ltd.	—		$14,500,000	—	243,697	—	—	—	—
Clinton Riverside Convertible Portfolio Limited	—		$14,500,000	—	243,697	—	—	—	—
Common Fund Event Driven Company, Ltd.	6,400		$50,000	$595,000	11,370	—	—	6,400	*
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	—		—	$4,294,000	75,999	—	—	—	—
CQS Convertible & Quantatitive Strategies Master Fund Limited	—		$1,500,000	$1,500,000	51,758	—	—	—	—
Credit Suisse First Boston LLC	—		$28,750,000	—	483,192	—	—	—	—
CS Alternative Strategy Limited	543	(4)	$34,000	—	571	—	—	543	*
Deephaven Domestic Convertible Trading LTD.	—		$8,874,000	$6,902,000	271,407	—	—	—	—
Deutsche Bank Securities Inc.	—		$6,150,000	—	103,361	—	—	—	—
Fore Convertible Masterfund Ltd.	—		$9,375,000	—	157,562	—	—	—	—
Forest Fulcrum Fund LP	—		$450,000	—	7,563	—	—	—	—
Forest Global Convertible Fund, Ltd., Class A-5	—		$3,087,000	—	51,882	—	—	—	—
Forest Multi-Strategy Master Fund SPC	—		$800,000	—	13,445	—	—	—	—
Gaia Offshore Master Fund, Ltd.	—		$1,500,000	—	25,210	—	—	—	—
Gasner Investors Holdings Ltd.	—		$250,000	$500,000	13,050	—	—	—	—
Goldman Sachs & Co. Profit Sharing Master Trust	—		$103,000	—	1,731	—	—	—	—
Grace Convertible Arbitrage Fund, Ltd.	67,901	(4)	$1,000,000	$3,500,000	78,752	—	—	67,901	*
Guggenheim Portfolio Company VIII, LLC	—		$2,345,000	—	39,411	—	—	—	—
Hamilton Multi-Strategy Master Fund, LP	—		—	$2,000,000	35,398	—	—	—	—
JMG Triton Offshore Fund, Ltd.	—		$2,000,000	$1,000,000	51,312	—	—	—	—
KBC Financial Products [Cayman Islands] Limited	—		$9,500,000	$6,000,000	265,857	—	—	—	—
KD Convertible Arbitrage Fund L.P.	—		$1,000,000	$1,000,000	34,505	—	—	—	—
Levco Alternative Fund, Ltd.	242,300		$1,917,000	$22,815,000	436,022	—	—	242,300	*
Lyxor / AM Investment Fund LTD	—		$935,000	$850,000	30,758	—	—	—	—
Lyxor / Forest Fund Ltd. C/o Forest Investment Management LLC	—		$1,600,000	—	26,890	—	—	—	—
Lyxor / Gaia II Fund Ltd.	—		$500,000	—	8,403	—	—	—	—
Lyxor Master Fund	—		$500,000	$2,700,000	56,190	—	—	—	—
Lyxor Master Fund (reference: Arbitex)	—		—	$1,000,000	17,699	—	—	—	—
Lyxor/JLC Fund, Ltd.	17,900		$143,000	$1,324,000	25,836	—	—	17,900	*
Man Mac 1 Limited	—		$2,345,000	—	39,411	—	—	—	—
McMahan Securities Co. L.P.	—		$500,000	—	8,403	—	—	—	—
Morgan Stanley Convertible Securities Trust	18,518	(4)	$2,000,000	—	33,613	—	—	18,518	*
Nisswa Master Fund Ltd	—		$500,000	$1,500,000	34,351	—	—	—	—
Nomura Securities International Inc.	9,592		$5,000,000	—	84,033	—	—	9,592	*
Onyx Fund Holdings, LDC	240,740	(4)	—	$5,000,000	88,495	—	—	240,740	*
OZ Convertible Master Fund, Ltd.	—		$367,000	—	6,168	—	—	—	—

OZ MAC 13 Ltd.	—		$119,000	—	2,000	—	—	—	—
OZ Master Fund, Ltd.	—		$4,411,000	—	74,134	—	—	—	—
People's Benefit Life Insurance Company Teamsters	—		—	$2,000,000	35,398	—	—	—	—
Purchase Associates II, L.P.	19,000		$150,000	$1,794,000	34,273	—	—	19,000	*
Purchase Associates, L.P.	44,200		$372,000	$4,169,000	80,039	—	—	44,200	*
R2 Investments, LDC	—		$495,000	$450,000	16,283	—	—	—	—
RAM Trading Inc.	—		$3,000,000	$2,500,000	94,667	—	—	—	—
RAM Trading LTD	—		—	$3,000,000	53,097	—	—	—	—
Ramius Capital Group	—		$500,000	$500,000	17,252	—	—	—	—
Ramius Master Fund, LTD	—		$2,850,000	$2,850,000	98,341	—	—	—	—
Ramius Partners II, LP	—		$150,000	$150,000	5,175	—	—	—	—
Ramius, LP	—		$100,000	$100,000	3,449	—	—	—	—
RBC Alternative Assets LP c/o Forest Investment Management LLC	—		$113,000	—	1,899	—	—	—	—
RBC Alternative Assets, L.P.	1,234	(4)	—	$200,000	3,539	—	—	1,234	*
RCG Baldwin, LP	—		$400,000	$400,000	13,801	—	—	—	—
RCG Halifax Master Fund, LTD	—		$250,000	$250,000	8,625	—	—	—	—
RCG Latitude Master Fund, LTD	—		$2,850,000	$2,850,000	98,341	—	—	—	—
RCG Multi Strategy Master Fund, LTD	—		$700,000	$700,000	24,153	—	—	—	—
Relay 11 Holdings Co. c/o Forest Investment Management LLC	—		$200,000	—	3,361	—	—	—	—
Relay 3 Asset Holding Co. Limited	—		—	$1,500,000	26,548	—	—	—	—
S G Cowen Securities Corporation	—		$200,000	—	3,361	—	—	—	—
S.A.C. Capital Associates, LLC	128,600		—	$2,500,000	44,247	—	—	128,600	*
Sage Capital	37,037	(4)	—	$4,800,000	84,955	—	—	37,037	*
Salomon Brothers Asset Management Inc.	—		—	$16,000,000	283,185	—	—	—	—
Scorpion Offshore Investment Fund Ltd.	—		—	$1,500,000	26,548	—	—	—	—
Singlehedge US Convertible Arbitrage Fund	—		—	$882,000	15,610	—	—	—	—
SP Holdings Ltd.	—		—	$1,500,000	26,548	—	—	—	—
Sphinx Convertible Arbitrage SPC c/o Forest Investment Management LLC	—		$12,600	$98,000	1,945	—	—	—	—
St. Albans Partners Ltd.	—		—	$1,000,000	17,699	—	—	—	—
Standard Global Equity Partners II, L.P.	—		—	$1,500,000	26,548	—	—	—	—
Standard Global Equity Partners SA, L.P.	—		—	$1,500,000	26,548	—	—	—	—
Standard Global Equity Partners, L.P.	—		—	$1,500,000	26,548	—	—	—	—
Standard Pacific Capital Offshore Fund, Ltd.	—		—	$1,500,000	26,548	—	—	—	—
Standard Pacific MAC 16 Ltd.	—		—	$1,500,000	26,548	—	—	—	—
Sturgeon Limited	—		—	$662,000	11,716	—	—	—	—
TD Securities (USA) Inc.	—		$23,435,000	—	393,865	—	—	—	—
Tempo Master Fund LP	—		$16,500,000	—	277,310	—	—	—	—
Topanga XI	18,061	(4)	$1,940,000	$200,000	32,605	—	—	18,061	*
TQA Master Fund, Ltd.	—		$7,250,000	$7,250,000	250,166	—	—	—	—
TQA Master Plus Fund, Ltd.	—		$7,750,000	$7,250,000	258,569	—	—	—	—
Univest Convertible Arbitrage Fund Ltd., c/o Forset Investment Management LLC	—		$200,000	—	3,361	—	—	—	—
US Bancorp Piper Jaffray	—		$5,000,000	$5,000,000	172,528	—	—	—	—
Victory Capital Management as Agents for the Victory Convertible Fund	—		—	$500,000	8,849	—	—	—	—
Wachovia Securities International LTD.	—		$17,000,000	—	285,713	—	—	—	—
Wachovia Securities LLC	—		$2,200,000	—	36,974	—	—	—	—
Whitebox Convertible Arbitrage Partners, LP	—		—	$18,500,000	327,433	—	—	—	—

WPG Convertible Arbitrage Overseas Master Fund	—	$800,000		—		13,445	—	—	—	—
WPG MSA Convertible Arbitrage Fund	—	$200,000		—		3,361	—	—	—	—
Xavex Convertible Arbitrage 10 Fund	—	$800,000		—		13,445	—	—	—	—
Xavex Convertible Arbitrage #5	—	$700,000		$700,000		24,153	—	—	—	—
Xavex Convertible Arbitrage 2 Fund	—	$300,000		$900,000		20,971	—	—	—	—
Xavex Convertible Arbitrage 4 Fund c/o Forest Investment Management LLC	—	$200,000		—		3,361	—	—	—	—
Xavex Convertible Arbitrage 7 Fund	—	$500,000		$600,000		19,022	—	—	—	—
Xavex Risk Arbitrage 10 Fund	—	$200,000		$100,000		5,130	—	—	—	—
Xavex Risk Arbitrage Fund 2	—	—		$600,000		10,619	—	—	—	—
Yield Strategies Fund I, L.P.	—	—		$1,000,000		17,699	—	—	—	—
Yield Strategies Fund II, L.P.	—	—		$1,000,000		17,699	—	—	—	—
Zurich Institutional Benchmark Master Fund LTD	—	$100,000		$800,000		15,839	—	—	—	—
Zurich Institutional Benchmarks Master Fund Ltd. c/o Forest Investment Management LLC	—	$300,000		—		5,042	—	—	—	—
All other Holders(5)	—	$65,723,400	(6)	$151,994,000	(6)	3,794,750	—	—	—	—

Total(7)	1,391,458	$375,000,000		$375,000,000		12,939,674	—	—	1,391,458	2.5%

*
Less than 1%.

(1)
Assumes no conversion of the notes, which conversion may occur upon the satisfaction of several conditions described in the section of this prospectus entitled "Description of the Notes—Conversion of the Notes."

(2)
Represents the maximum number of shares of common stock issuable upon conversion of the notes based upon a conversion factor of .0168067 multiplied by the principal amount of the 2008 notes beneficially held, and a conversion factor of .0176991 multiplied by the principal amount of the 2010 notes beneficially held. These conversion factors are subject to adjustments as described in "Description of the Notes—Conversion of Notes—Conversion Price Adjustments." As a result, the maximum number of shares of common stock issuable upon conversion of the notes will correspondingly decrease or increase to the extent that the conversion factors for the notes increase or decrease.

(3)
Assumes that either all of the principal amount of notes offered hereby or all of the share of common stock issued are sold by the selling securityholder.

(4)
The number of shares of common stock beneficially owned assumes that the securityholder converts the principal amount of our 2 1/2% convertible subordinated notes due 2006 held by such holder into shares of common stock at a conversion price of $81.00 per share.

(5)
The name of any other selling securityholder who wishes to sell notes or shares of common stock issued upon conversion of the notes will be specifically identified in an amendment to this registration statement or in a supplement to this prospectus, as appropriate.

(6)
This number represents the difference between the aggregate principal amount of the notes sold ($750 million in total) and the aggregate principal amount of notes held by the selling securityholders who we have identified as of the date of this prospectus, based upon information provided to us by such securityholders. We intend to file a supplement to this prospectus to identify additional selling securityholders, who we have not identified as of the date of this prospectus, prior to the sale of securities held by such selling securityholders.

(7)
Represents the aggregate amount of notes issued and sold by us to the initial purchases and number of shares of common stock issuable upon conversion of the notes that may be sold pursuant to this prospectus.

PLAN OF DISTRIBUTION

        We are registering the notes and the shares of common stock issuable upon conversion of the notes pursuant to our agreement to register these securities in accordance with the terms of the registration rights agreement that we entered into with the initial purchasers of these securities. The registration of these shares, however, does not necessarily mean that any of the shares will be offered or sold by the selling securityholders or their respective donees, pledgees or other transferees or successors in interest under this prospectus.

        The selling securityholders, including any donee, pledges or other transferee who receives shares from a selling securityholder, may sell the notes and the common stock into which the notes are convertible directly to purchasers or to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the type of transaction involved.

        The notes and the common stock into which the notes are convertible may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (1) on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (4) through the writing of options. In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or the common stock and deliver such securities to close out such short positions, or loan or pledge the notes or the common stock to broker-dealers that in turn may sell such securities.

        The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our common stock is quoted on the Nasdaq National Market under the symbol "CEPH." The notes are currently eligible for trading in the PORTAL Market. However, we do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any public trading market for the notes.

        In order to comply with the securities laws of certain states, if applicable, the notes and common stock into which the notes are convertible may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale in such state or an exemption for such registration or qualification requirement is available and is complied with.

        Broker-dealers will receive commissions or other compensation from the selling securityholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the notes and/or the shares of common stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated.

        The distribution of the notes and common stock covered by this prospectus may also be effected from time to time in one or more underwritten transactions at a fixed price or prices which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or from purchasers of the notes or common stock. Underwriters may sell the notes or common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker-dealer acting in connection with the proposed sale of notes or common stock by the selling securityholders.

        The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

        To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        The registration rights agreement that we entered into with the initial purchasers provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and common stock covered by this prospectus, provided that each selling securityholder will be responsible for payment of commissions and discounts of underwriters, broker-dealers or agents.

WHERE YOU CAN FIND MORE INFORMATION

        Cephalon is subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file periodic reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy and information statements and other information may be examined without charge at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. These reports, proxy and information statements and other information may also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

        We have agreed that if at any time the notes or the common stock issuable upon conversion of the notes are "restricted securities" within the meaning of the Securities Act and we are not subject to the information reporting requirements of the Exchange Act, we will furnish to holders of the notes and such common stock and to prospective purchasers designated by them the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes and such common stock.

        We have "incorporated by reference" into this prospectus certain information that we file with the SEC. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information. All information incorporated by reference is deemed to be part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later. Any information that we subsequently file with the SEC that is incorporated by reference as described below will automatically update and supersede any previous information that is part of this prospectus.

        We incorporate by reference into this prospectus our documents listed below and any documents we file subsequently with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (which filed documents do not include any information furnished under either Item 9 or Item 12 of any Current Report on Form 8-K):

Cephalon, Inc. SEC Filings (File No. 0-19119)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2002
Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2003 and June 30, 2003
Current Reports on Form 8-K	Filed on February 6, 2003, February 13, 2003, May 30, 2003, June 9, 2003, June 18, 2003 and July 22, 2003
The description of our common stock that is contained in our Form 8-A Registration Statement, including any amendment or reports filed for the purpose of updating such description	Filed on March 15, 1991
The description of our stockholder rights plan that is contained in our Form 8-A Registration Statement, including any amendments or reports filed for the purpose of updating such description	Filed on January 20, 1999

        We will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

Cephalon, Inc. 145 Brandywine Parkway West Chester, PA 19380
Attention:	John E. Osborn, Senior Vice President, General Counsel and Secretary
Telephone:	(610) 344-0200

FORWARD-LOOKING STATEMENTS

        Our disclosure and analysis in this prospectus and in the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "will," "estimate," "expect," "project," "intend," "should," "plan," "believe," "hope," and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, regulatory or competitive environments, our intellectual property and product development. In particular, these include, among others, statements about:

  •
  our dependence on sales of PROVIGIL, ACTIQ and GABITRIL in the United States and the market prospects and future marketing efforts for these products;

  •
  any potential expansion of the authorized uses of our existing products;

  •
  our anticipated scientific progress in our research programs and our development of potential pharmaceutical products including our ongoing or planned clinical trials, the timing and costs of such trials and the likelihood or timing of revenues from these products, if any;

  •
  the timing and unpredictability of regulatory approvals in the pharmaceutical industry, including with respect to our sNDA submission, ACTIQ manufacturing process changes and product rollout;

  •
  our ability to adequately protect our technology and enforce our intellectual property rights and the future expiration of patent and/or regulatory exclusivity on certain of our products;

  •
  our ability to realize lower cost of sales as a result of manufacturing ACTIQ at our Salt Lake City facility;

  •
  our future cash flow, our ability to service or repay our existing debt and our ability to raise additional funds, if needed, in light of our current and projected level of operations; and

  •
  other statements regarding matters that are not historical facts or statements of current condition.

        Any or all of our forward-looking statements in this prospectus and in the documents we have referred you to may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Therefore, you should not place undue reliance on any such forward-looking statements. The factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others:

  •
  the acceptance of our products by physicians and patients in our current markets and new markets;

  •
  our ability to obtain regulatory approvals of expanded indications for certain of our products;

  •
  scientific or regulatory setbacks with respect to research programs, clinical trials, manufacturing activities and/or our existing products;

  •
  unanticipated cash requirements to support current operations, expand our business or incur capital expenditures;

  •
  the inability to adequately protect our key intellectual property rights, including as a result of an adverse adjudication with respect to the PROVIGIL litigation;

  •
  the loss of key management or scientific personnel;

  •
  the activities of our competitors in the industry, including the filing of ANDAs with a Paragraph IV certification for any product containing modafinil;

  •
  market conditions in the biotechnology industry that make raising capital or consummating acquisitions difficult, expensive or both; and

  •
  enactment of new government regulations, court decisions, regulatory interpretations or other initiatives that are adverse to us or our interests.

        We do not intend to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Risks that we anticipate are discussed in more detail in the section entitled "Risk Factors" and in certain of the documents that we incorporate by reference into this prospectus. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

EXPERTS

        The consolidated financial statements of Cephalon, Inc. as of December 31, 2002 and 2001 and for each year in the two-year period ended December 31, 2002, incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated statement of operations, statement of cash flows and statement of stockholders' equity of Cephalon, Inc., for the year ended December 31, 2000, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent accountants. Arthur Andersen expressed an unqualified opinion on such statements. However, Arthur Andersen has ceased operations and therefore has not performed any procedures in connection with this transaction with respect to such statements.

$375,000,000 ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE JUNE 15, 2033
FIRST PUTABLE JUNE 15, 2008

$375,000,000 ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE JUNE 15, 2003
FIRST PUTABLE JUNE 15, 2010

12,939,674 SHARES OF COMMON STOCK

PROSPECTUS

                        , 2003

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table shows the expenses of the issuance and distribution of the securities offered hereby:

Securities and Exchange Commission registration fee	$60,675
Legal fees and expenses	$20,000
Printing and engraving expenses	$15,000
Accounting fees and expenses	$10,000
Miscellaneous	$5,000

Total	$110,675

        All of the amounts shown are estimates, except for fees payable to the Securities an Exchange Commission.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article 9 of Cephalon's By-Laws provides for the indemnification of directors, officers, employees and agents of Cephalon to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Cephalon's By-laws permit it to purchase insurance on behalf of such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Cephalon would have the power to indemnify him against such liability under the foregoing provision of the By-laws.

ITEM 16. EXHIBITS.

        The exhibits filed as part of this registration statement are as follows:

Exhibit Number	Description
4.1	Indenture dated as of June 11, 2003 between the Registrant and U.S. Bank National Association (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).
4.2
Registration Rights Agreement dated as of June 11, 2003 among the Registrant and Credit Suisse First Boston LLC, CIBC World Markets Corp., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, SG Cowen Securities Corporation, ABN AMRO Rothschild LLC, Citigroup Global Markets Inc. and Lehman Brothers Inc. (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).
5.1	Opinion of Morgan, Lewis & Bockius LLP regarding the legality of securities being registered.
12.1	Statement Regarding Computation of Ratios.
23.1	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Information Concerning Consent of Arthur Andersen LLP.
24.1	Powers of Attorney (included on signature page).
25.1	Form T-1. Statement of Eligibility under the Trust Indenture Act of U.S. Bank National Association.

ITEM 17. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the represent a fundamental change in the information set forth in the registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to its Restated Certificates of Incorporation, its By-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Chester, Commonwealth of Pennsylvania on August 28, 2003.

CEPHALON, INC.
By:	FRANK BALDINO, JR. Frank Baldino, Jr., Ph.D. Chairman and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Frank Baldino, Jr., Ph.D. and J. Kevin Buchi, Sr., and each of them acting alone, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any, and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, and including any registration statement for the same offering that is to be effective upon filing, pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits thereto and other documents in connection therewith and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

FRANK BALDINO, JR. Frank Baldino, Jr., Ph.D.	Chairman and Chief Executive Officer (Principal Executive Officer)	August 28, 2003
J. KEVIN BUCHI J. Kevin Buchi	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 28, 2003
WILLIAM P. EGAN William P. Egan	Director	August 28, 2003
ROBERT J. FEENEY Robert J. Feeney, Ph.D.	Director	August 28, 2003

MARTYN D. GREENACRE Martyn D. Greenacre	Director	August 28, 2003
CHARLES A. SANDERS Charles A. Sanders	Director	August 28, 2003
GAIL R. WILENSKY Gail R. Wilensky	Director	August 28, 2003
DENNIS L. WINGER Dennis L. Winger	Director	August 28, 2003
HORST WITZEL, DR. -ING Horst Witzel, Dr. -Ing	Director	August 28, 2003

CEPHALON, INC.
REGISTRATION ON FORM S-3
EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Morgan, Lewis & Bockius LLP regarding the legality of securities being registered.
12.1	Statement Regarding Computation of Ratios.
23.1	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Information Concerning Consent of Arthur Andersen LLP.
24.1	Powers of Attorney (included on signature page).
25.1	Form T-1, Statement of Eligibility under the Trust Indenture Act of U.S. Bank National Association.

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TABLE OF CONTENTS
SUMMARY
The Company
Securities to be Offered
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DIVIDEND POLICY
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES AND POWER OF ATTORNEY